 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Advanced Medical Optics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1700 E. St. Andrew Place, Santa Ana, CA 92705 (714) 247-8200

April 20, 2006

Dear Stockholder:

We invite you to attend our annual meeting of stockholders on Thursday, May 25, 2006, at 10:00 a.m., to be held at our headquarters located at 1700 E. St. Andrew Place, Santa Ana, California.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and the procedures for the meeting. It also describes how the company’s board of directors operates and gives certain information about the company. In addition, we have enclosed a copy of the Annual Report to Stockholders, which includes the company’s financial statements for 2005.

We hope you will be able to attend our annual meeting. If you need special assistance at the meeting, please contact our Investor Relations department at the address above.

William R. Grant	James V. Mazzo
Chairman of the Board	President and
Chief Executive Officer

1700 E. St. Andrew Place, Santa Ana, CA 92705 (714) 247-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	May 25, 2006
Time:	10:00 a.m.
Place:	Advanced Medical Optics, Inc.
1700 E. St. Andrew Place
Santa Ana, California 92705

Purpose:

•       To elect three directors

•       To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006

•       To consider such other business as may properly come before the meeting or any adjournment of the meeting

By Order of the Board of Directors

Aimee S. Weisner
Corporate Vice President, General Counsel and Secretary

April 20, 2006

YOUR VOTE IS IMPORTANT

YOU MAY VOTE YOUR SHARES BY EITHER (1) CALLING THE TOLL-FREE NUMBER SET FORTH ON YOUR PROXY CARD; (2) ACCESSING THE INTERNET AS INDICATED ON YOUR PROXY CARD; OR (3) SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.

ADVANCED MEDICAL OPTICS, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 25, 2006

GENERAL INFORMATION

The approximate date on which the enclosed proxy card and this proxy statement are first being sent to stockholders is April 20, 2006.

Outstanding Shares

On March 31, 2006, 68,597,545 shares of common stock (exclusive of 1,397 shares held in treasury) were outstanding. Each common share has one vote.

Who May Vote

Stockholders of Advanced Medical Optics, Inc. as of the annual meeting record date, March 31, 2006, may vote.

How To Vote

You may vote by proxy or in person at the meeting. To vote by proxy, you may vote in one of the following three ways:

•       Complete, sign, date and mail your proxy card in the enclosed, postage-prepaid envelope;

•       Call the toll-free number listed on the proxy card; or

•       Access the Internet as indicated on the proxy card.

Even if you plan to attend the meeting, we recommend that you vote by proxy prior to the meeting. You can always change your vote as described below.

How Proxies Work

Advanced Medical Optics, Inc.’s board of directors is asking for your proxy. By giving us your proxy, you authorize the proxy holders (members of Advanced Medical Optics management) to vote your shares at the meeting in the manner you direct. If you do not specify how you wish us to vote your shares, your shares will be voted “for” all director candidates and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2006. Proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.

You may receive more than one proxy card depending on how you hold your shares. The shares represented by each card will need to be voted separately. Generally, you need to either call the toll-free number, vote by accessing the Internet, sign and return all of your proxy cards or vote in person at the meeting to vote all of your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them. Shares registered in your name and shares held in the Advanced Medical Optics 401(k) Plan also are covered by a separate proxy card. If a proxy card representing shares in the Advanced Medical Optics 401(k) Plan is not voted, those shares will be voted by the trustee of the 401(k) Plan in accordance with the direction of the company’s corporate benefits committee.

Quorum

In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares that abstain from voting on any proposal, or that are represented by “broker non-votes,”

will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. Shares owned by Advanced Medical Optics (also known as treasury shares) are not voted and do not count for this purpose.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying the Secretary of Advanced Medical Optics in writing at the address under “Questions?” on page 32.

Votes Needed

Director nominees receiving the largest number of votes cast are elected, up to the maximum number of directors fixed by the board to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006 will occur upon the affirmative vote of a majority of shares present and entitled to vote on such matter. Abstentions will be counted as shares present and entitled to vote on the auditor ratification proposal, and thus will have the effect of a negative vote. Broker non-votes are not considered shares entitled to vote and will have no impact on the auditor ratification proposal.

Attending In Person

Only stockholders, their designated proxies and guests of Advanced Medical Optics may attend the meeting.

ELECTION OF DIRECTORS

(Proposal 1)

General

The first proposal to be voted on at the meeting is the election of three directors. Each of these directors is to be elected as a Class I director for a three-year term expiring at the 2009 annual meeting. The board of directors, on the recommendation of the Organization, Compensation and Corporate Governance Committee, which acts as our nominating committee, has nominated William J. Link, Ph.D., Mr. Michael A. Mussallem and Ms. Deborah J. Neff for these directorships. Each of these individuals is currently serving as an AMO director. Biographical information about each of the director nominees and the other directors continuing in office is included in “Director Information” below.

The Board of Directors recommends a vote “FOR” all nominees.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the board will either select a substitute nominee or reduce the size of the board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee, in the discretion of the proxy holders.

In accordance with our bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the three nominees will be elected if they receive more affirmative votes than any other nominees.

Director Information

Our board of directors is separated into three classes, each with a three-year term. The current term of the Class I directors will expire at the 2006 annual meeting, the current term of the Class II directors will expire at the 2007 annual meeting, and the current term of the Class III directors will expire at the 2008 annual meeting.

Set forth below is biographical and other information about the persons who will make up the board following the annual meeting, assuming election of the nominees named below.

Nominees for Election as Directors — Term Expiring 2009

William J. Link, Ph.D. Class I Age: 60 Director since June 2002 Board committees: Audit and Finance; Science and Technology (Chairman)

Dr. Link is Managing Director and a co-founder of Versant Ventures, a venture capital firm located in Newport Beach, California investing in early-stage health care companies. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital, where he invested in a number of early-stage companies. From 1986 to 1997, Dr. Link was Chairman and Chief Executive Officer of Chiron Vision, a subsidiary of Chiron Corporation founded by Dr. Link, which specialized in ophthalmic surgical products and which was later sold to Bausch and Lomb in 1997. Prior to Chiron Vision, Dr. Link founded and served as President of American Medical Optics, a division of American Hospital Supply Corporation, which was sold to Allergan in 1986. Before entering the health care industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link currently serves on the Board of Directors of Intralase Corporation. Dr. Link earned his bachelor’s, master’s and doctorate degrees in mechanical engineering from Purdue University.

Michael A. Mussallem Class I Age: 53 Director since June 2002 Board committees: Organization, Compensation and Corporate Governance (Chairman); Science and Technology

Mr. Mussallem is the Chairman of the Board and Chief Executive Officer of Edwards Lifesciences Corporation, a position he has held since 2000, when Edwards Lifesciences was spun off from Baxter International, Inc. Mr. Mussallem joined Baxter in 1979 and was the Group Vice President of Baxter’s CardioVascular business from 1994 to 2000 and Group Vice President of Baxter’s Biopharmaceutical business from 1998 to 2000. In addition to serving on the Board of Edwards Lifesciences, Mr. Mussallem serves on the Boards of AdvaMed (Advanced Medical Technology Association) and the California Healthcare Institute.

Deborah J. Neff Class I Age: 53 Director since July 2003 Board committees: Audit and Finance; Science and Technology

Ms. Neff is the President and Chief Executive Officer of Predicant Biosciences, Inc. (formerly Biospect, Inc.), which she joined in 2003. Prior to joining Predicant, from 1988 to 2003, Ms. Neff held a number of executive positions at Becton Dickinson and Company, a $4 billion global medical technology and device company. Most recently, from 2000 to 2003, she was Worldwide President of Becton Dickinson Biosciences, and from 1995 to 2000, she was President of the Biosciences and Microbiology Systems as well as the Becton Dickinson Immunocytometry Systems. Before joining Becton Dickinson, Ms. Neff held senior management positions with Organon-Teknicka Corporation and CooperBiomedical. In addition to serving on the Board of Predicant, Ms. Neff is a member of the Advisory Board of the Healthcare Businesswomen’s Association, and a member of the Board of Directors of ForteBio, a private life science company.

Directors Continuing in Office — Term Expiring 2007

William R. Grant Class II Age: 81 Director since October 2001 Board committees: Audit and Finance; Organization, Compensation and Corporate Governance

Mr. Grant is the Chairman of the Board of Directors, a position he has held since January 2002. He is a co-founder of Galen Associates, Inc., a venture capital firm in the health care industry, and has been its Vice Chairman since April 2005. He was Chairman of Galen Associates from 1989 to April 2005. Mr. Grant has 50 years of experience in the investment banking and risk-capital fields, including substantial experience in the health care industry. He was President of Smith Barney Inc., Chairman of MacKay-Shields Financial Corporation and is a former director of Ocular Sciences, Inc., Allergan, Inc., Coldwell Banker, New York Life Inc., Witco Corporation and Fluor Corporation. Currently Mr. Grant is also a director of Vasogen Inc. (Chairman), Quest Diagnostics Incorporated and Massey Energy Company.

Christopher G. Chavez Class II Age: 50 Director since June 2002 Board committees: Organization, Compensation and Corporate Governance; Science and Technology

Mr. Chavez is President of Advanced Neuromodulation Systems (ANS), a position he has held since he joined ANS in April 1998 and which he continues to hold following the acquisition of ANS by St. Jude Medical, Inc. in November 2005. From April 1998 to November 2005, Mr. Chavez was also Chief Executive Officer and a Director of ANS. Prior to joining ANS, Mr. Chavez was Vice President of Worldwide Marketing and Strategic Planning for Eastman Kodak’s Health Imaging Division where the division’s five worldwide profit centers reported to him. From 1981 to 1997, Mr. Chavez was with Johnson & Johnson Medical, Inc., a major division of Johnson & Johnson. While with J&J, he progressed through several positions in finance, strategic planning, domestic and international marketing, new business development and general management. His most recent position was Vice President and General Manager of the Infection Prevention Business Unit, one of four worldwide business units with approximately one-half billion dollars in sales. Mr. Chavez currently serves on the Board of Directors of the Medical Device Manufacturers Association.

Elizabeth H. Dávila Class II Age: 61 Director since May 2005 Board committees: Science and Technology

Ms. Dávila is a retired executive and the former Chairman of the Board of Directors and Chief Executive Officer of VISX, Incorporated, which Advanced Medical Optics acquired by merger in May 2005. Ms. Dávila served on the VISX Board of Directors from 1995 to 2005, and served as its Chairman and Chief Executive Officer from 2001 to 2005. From 1995 to 2001, Ms. Dávila held a number of positions at VISX, including Executive Vice President, President, and Chief Operating Officer. Prior to joining VISX, Ms. Dávila was at Syntex Corporation from 1977 to 1994, where she held senior management positions in its medical device, medical diagnostics, and pharmaceutical divisions. Ms. Dávila serves on the Board of Directors of Cholestech Corporation. She holds a masters degree in Chemistry from the University of Notre Dame and an M.B.A. from Stanford University.

Directors Continuing in Office — Term Expiring 2008

James V. Mazzo Class III Age: 48 Director since October 2001 Board committees: Science and Technology

Mr. Mazzo is our President and Chief Executive Officer and has been a member of our board of directors since October 2001. Prior to AMO’s spin-off from Allergan in 2002, Mr. Mazzo served in various positions at Allergan, most recently as Allergan’s Corporate Vice President and President, Surgical and CLCP Businesses. From April 1998 to January 2002, Mr. Mazzo was Allergan’s Corporate Vice President and President, Europe/Africa/Middle East Region. From January 2001 to January 2002, Mr. Mazzo also assumed the duties of President of Allergan’s Global Surgical Business, and from May 1998 to January 2001, he was the President of Global Lens Care Products for Allergan. From June 1997 to May 1998, he was Senior Vice President, U.S. Eyecare/Rx Sales and Marketing, and prior to that he served 11 years in a variety of positions at Allergan, including Director, Marketing (Canada), Vice President and Managing Director (Italy) and Senior Vice President, Northern Europe. Mr. Mazzo first joined Allergan in 1980. Mr. Mazzo sits on the Board of AdvaMed.

James O. Rollans Class III Age: 63 Director since June 2002 Board committees: Audit and Finance (Chairman); Organization, Compensation and Corporate Governance

Mr. Rollans retired in 2003 from the Board of Directors of Fluor Corporation and from his position as Fluor’s Group Executive of Investor Relations and Corporate Communications, in which he was responsible for leading the company’s external affairs, including Investor Relations, Corporate Communications, Community and Government Relations functions. Prior to assuming that role in February 2002, Mr. Rollans served as Group Executive of Business Services (from February 2001). Joining Fluor in 1982, Mr. Rollans’ tenure with the company included several positions at the senior executive level, including that of Senior Vice President and Chief Administrative Officer from 1994 to 1998; Senior Vice President and Chief Financial Officer from 1998 to 1999 and from 1992 to 1994; and Vice President of Corporate Communications from 1982 to 1992. He also served as the first President and Chief Executive Officer of Fluor Signature Services, the former business services enterprise of Fluor Corporation from 1999 to 2001. Mr. Rollans is a member of the Board of Directors of Flowserve Corporation and Encore Credit Corporation.

Attendance at Meetings

Our board of directors met seven times in 2005. Each of the directors attended more than 80% of the aggregate number of regularly scheduled and special board and committee meetings held during the year. In addition, with the exception of Mr. Mussallem and Ms. Neff, each of the directors attended the annual meeting of stockholders held on May 26, 2005.

Conduct of Meetings — Executive Sessions

Mr. William R. Grant, the Chairman of the Board and a non-employee member of the board of directors, presides over each meeting of our board and during each executive session, which occurs during each regularly scheduled board meeting. If Mr. Grant were not available to attend a meeting of the board or of an executive session, a non-employee member of the board would be selected by a majority of the outside directors in attendance at that meeting to preside over such meeting or executive session.

Director Compensation

In 2005, our non-employee directors received the following annual retainers:

•       Non-executive Chairman of the Board: $150,000

•       Chairman of the Audit and Finance Committee: $40,000

•       Chairman of the Organization, Compensation and Corporate Governance Committee: $35,000

•       Chairman of the Science and Technology Committee: $35,000

•       Other Board Members: $30,000

In addition to the annual retainers, the non-employee directors receive the following meeting fees:

•       Full Board: $1,200 per meeting

•       Committee: $1,000 per meeting

In 2005, non-employee directors other than the Chairman of the Board received an award of 3,900 shares of restricted common stock under the 2005 Incentive Compensation Plan and the Chairman received an award of 5,325 shares of restricted common stock under such plan. The restrictions on such shares of restricted common stock will lapse on the date immediately preceding the 2006 Annual Meeting.

Beginning in April 2003, the non-employee directors were permitted to forego some or all of their annual cash retainer in lieu of restricted shares of our stock issued under our Incentive Compensation Plans, with a face value equal to the amount of the annual cash retainer foregone. Our non-employee directors have the ability to make this election each year prior to the Annual Meeting. These restricted shares vest on the date immediately preceding the following year’s Annual Meeting.

CORPORATE GOVERNANCE

From its inception, AMO has been committed to integrity and responsible conduct, as evidenced by our adoption in June 2002 of the Advanced Medical Optics, Inc. Code of Ethics. We believe that AMO’s commitment to ethical conduct is the personal responsibility of each manager and employee of our company, and no other objective shall have a higher priority. In addition, the board of directors has adopted Corporate Governance Guidelines that reflect our board’s commitment to the highest possible standards of corporate governance. These guidelines, which were further updated in March 2005, are being published in this proxy statement to inform our stockholders of the board’s current thinking with respect to selected corporate governance issues that we believe may be of interest to stockholders. These are guidelines, not rigid rules. The guidelines include, among other things, a description of the manner in which stockholders can send communications to the board of directors, AMO’s policy with regard to board members’ attendance at annual meetings, and which director will preside at executive sessions of the board.

Corporate Governance Guidelines

The Board of Directors of Advanced Medical Optics, Inc. (the “Company”) recognizes the importance of good corporate governance as a means of addressing the needs of the Company’s stockholders, employees, customers, suppliers and community. These guidelines are intended to serve as flexible principles and to be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation, Bylaws and other governing legal documents, all of which necessarily take precedence. The Board of Directors recognizes that corporate governance is a developing and dynamic area warranting periodic review. Accordingly, the following guidelines are subject to review and change from time to time by the Board of Directors.

Role of the Board of Directors

1.     The Board of Directors, which is elected by the stockholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. It appoints the senior management team, which is charged with the conduct of the Company’s business. Having appointed the senior management team, the Board’s role is to oversee management. The Board also acts as an advisor and counselor to senior management and ultimately monitors its performance. The Board has complete access to the Company’s management. The Board also has access, as necessary and appropriate, to independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.

2.     The Board of Directors shall support a corporate environment of internal controls, fiscal accountability, ethical standards and compliance with applicable governance policies, laws and regulations. Under Delaware law, each director owes duties of loyalty and care to the Company and is expected to act in the best interests of the Company’s stockholders as a whole. The Company has adopted a Code of Ethics that is applicable to each of its directors, officers and employees.

3.     It is the general policy of the Company that all major decisions be considered by the Board as a whole. The Board has delegated certain basic responsibilities to three committees: Audit and Finance; Organization, Compensation and Corporate Governance (“OCCG”); and Science and Technology. The responsibilities of these committees are set forth in their respective written charters, which shall be publicly available at all times.

4.     The OCCG is responsible for setting annual and long-term performance goals for the CEO and for evaluating his or her performance against those goals on an annual basis. The evaluation is submitted for consideration by the outside directors of the Board in an executive session. The evaluation is then used in the consideration of the CEO’s compensation.

5.     The OCCG is also responsible for undertaking an annual assessment of the Board’s performance. This report will be discussed with the full Board. The assessment will focus on the Board’s contribution as a whole and areas in which the Board or management believes a better contribution could be made.

6.     The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The Board or the OCCG should also receive at that time an assessment of persons considered potential successors to certain senior management positions and the Company’s management development plans.

7.     The Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholders. It is the policy of the Company that designated management speaks for the Company. Stockholders may communicate directly with the Board of Directors or with any of the non-management directors in writing, mailed or delivered to such person or group in care of the Secretary at the Company’s headquarters.

Composition of the Board of Directors

8.     The members and chairs of Board committees are recommended to the Board by the OCCG in consultation with the Chairman and Chief Executive Officer. The Audit and Finance Committee and the OCCG are comprised solely of independent directors. Committee members will be rotated as needed. Each committee is responsible for preparing an annual self-evaluation.

9.     It is the policy of the Company that a majority of the members of the Board of Directors be independent directors and that the number of directors not exceed a number that can function efficiently as a body. The OCCG will analyze the independence of its members annually and report to the Board. After receiving the OCCG’s report, the Board shall annually review the affiliations of each outside director to affirmatively determine his or her independence, and the Company will publicly disclose these determinations. The Company generally will not classify a director as “independent” if:

(a)    the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined below) is, or has been within the last three years, an executive officer of the Company;

(b)   the director is a current employee, or an immediate family member is a current executive officer, of a company that that has made significant (defined below) payments to, or received significant payments from, the Company for property or services in any of the last three fiscal years;

(c)    the director beneficially owns or is affiliated with an entity that owns more than 20% of the Company’s common stock;

(d)   the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(e)    the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(f)    the director or an immediate family member is, or has been within the last three years employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

(g)    the director is an executive officer of a tax-exempt entity that receives significant contributions from the Company;

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. “Significant” means amounts exceeding in any single fiscal year the greater of $1 million or 2% of either entity’s consolidated gross revenues.

The Board may make exceptions to the above classification on a case by case basis, provided, however, that so long as the Company has a class of securities registered under federal securities laws, the Board will comply with applicable corporate governance rules promulgated by the U.S. Securities and Exchange Commission and each stock exchange on which the securities of the Company are then listed.

For purposes of membership on the Audit and Finance Committee, in order to be “independent,” its members must receive no compensation from the Company other than director fees (be they in cash, equity or some other form) and may not serve on the audit committees of more than five public companies at any time without prior Board approval. In addition, no member of the Audit and Finance Committee may be an “affiliated person” of the Company, as that term is defined under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. At least one member of the Audit and Finance Committee should also qualify as an “audit committee financial expert,” as defined in Item 401(e) of Regulation S-K.

10.   The OCCG, in consultation with the Chairman and Chief Executive Officer, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The OCCG also performs the functions that otherwise would be delegated to a standing nominating committee. In this capacity, the OCCG considers and recommends to the full Board candidates to fill new positions created by expansion and vacancies. Board candidates are selected for their character, judgment, business experience and acumen. Scientific expertise and familiarity with issues affecting the Company are also relevant. Final approval of a new candidate is determined by the OCCG before the decision to invite someone to join the Board is made. The OCCG will consider director candidates recommended by stockholders, using the process for stockholder communications detailed in Section 7 above.

11.   The roles of Chairman of the Board and Chief Executive Officer need not be separate. The Board will make this decision in each circumstance in the best interests of the stockholders.

12.   Individual directors who change the responsibility they held when they were elected to the Board should tender their resignations to the OCCG for consideration. The OCCG will then recommend to the Board the action, if any, to be taken with respect to the resignation.

13.   The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations.

14.   The Company is committed to the continuous education of its Board members. New directors will receive an orientation about the Company, its industry and its corporate governance philosophy.

Board and Committee Meetings; Director Responsibilities

15.   The outside directors will meet without management present in executive session at regularly scheduled meetings. The Chairman, if an outside director, will preside over such meetings. If the Chairman is not an outside director, a director will be selected by a majority of the outside directors to chair such discussions.

16.   The Chairman and the CEO set the agenda for Board meetings, and the committee chairs set the agendas for the committee meetings. Any member of the Board may request that an item be included on the agenda.

17.   Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the directors to prepare for discussion of the items at the meeting. Directors are expected to review such materials prior to the meeting so that Board meeting time may be conserved and discussion time focused on questions that the Board may have about the materials.

18.   Regular attendance at Board meetings is important. Directors should attend meetings in person whenever possible. Managers other than the CEO are encouraged to attend Board meetings as necessary. Directors are strongly encouraged to attend annual meetings of stockholders.

Director Compensation

19.   The Board recognizes that questions as to a director’s independence may be raised when director fees and emoluments exceed what is customary or are outside the scope of fees directly attributable to a director’s service on the Board. The OCCG will critically evaluate these matters when periodically determining the form and amount of director compensation. Such determination also may be based upon information provided by Company management and outside consultants. Changes in Board compensation, if any, will be made with the full discussion and approval by the Board.

20.   Each director is encouraged to maintain ownership of the Company’s common stock. In furtherance of this objective, the Board in September 2004 increased the stock ownership guidelines applicable to non-employee directors that were first adopted in January 2003. Such guidelines now encourage each outside director to own a minimum of shares of the Company’s common stock equal to five times the director’s annual cash retainer, within five years of the individual first becoming a director.

These Corporate Governance Guidelines, the Company’s Code of Ethics and the Charters for each of the committees of the Board of Directors are to be included on the Company’s website and publicly disclosed in such other manner as management deems appropriate.

Additional Corporate Governance Information

Of the eight persons serving on our board of directors, six are neither current nor former employees, and we have determined that each of these six non-employee directors (namely, Mr. Grant, Mr. Chavez, Dr. Link, Mr. Mussallem, Ms. Neff and Mr. Rollans) is independent of management and free of any relationship that would interfere with the exercise of his or her independent judgment as a board member. The basis for this determination is that each of such non-employee directors meets the criteria for independence set forth under Item 9 in our Corporate Governance Guidelines (published above). We have made no contributions in any fiscal year to a tax exempt organization in which an independent director serves as an executive officer in an amount exceeding $1 million or 2% of such organization’s consolidated gross revenues.

All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer are required to abide by our Code of Ethics. We also have adopted various other corporate policies and procedures which, taken as a whole, reflect our commitment to business ethics and to the strict adherence to all laws and regulations applicable to the conduct of our business. We have implemented procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding business ethics, including questionable accounting or auditing matters. Any interested party may communicate directly with the board of directors, the Chairman of the Board, or with any of the non-management directors in writing, mailed or delivered to such person or group in care of the Secretary at our headquarters located at 1700 E. St. Andrew Place, Santa Ana, California 92705.

Both our Corporate Governance Guidelines and our Code of Ethics have been published in the “Investors” section on our Internet site at www.amo-inc.com. Copies of our Corporate Governance Guidelines and our Code of Ethics will be provided without charge to any stockholder upon request. We will promptly disclose any future amendments to, or waivers from, certain provisions of our Code of Ethics on our website.

Committees of the Board of Directors

We are managed under the direction of our board of directors. Our board of directors has established three standing committees: an Audit and Finance Committee, an Organization, Compensation and Corporate Governance Committee and a Science and Technology Committee. In addition to its other roles, which are described below, the Organization, Compensation and Corporate Governance Committee performs the functions of a standing nominating committee.

Audit and Finance Committee

The Audit and Finance Committee is composed of Dr. Link, Messrs. Rollans and Grant and Ms. Neff. Our board has determined that none of the committee members has a relationship to AMO that may interfere with the exercise of his or her independence from management and the company. Consequently, the board has unanimously determined that each of these committee members is “independent” under current New York Stock Exchange (NYSE) listing standards and Section 10A(m)(3)(B) of the Securities Exchange Act of 1934. Our board of directors has determined that, as of February 9, 2006, no member of our Audit and Finance Committee serves on the audit committees of more than three public companies, with the exception of Mr. Grant, who serves on four audit committees, including AMO’s Audit and Finance Committee. The board of directors has considered and approved Mr. Grant’s simultaneous service on four audit committees, and has determined that such service does not impair his ability to serve on AMO’s Audit and Finance Committee.

Each member of the Audit and Finance Committee is financially literate, in accordance with the qualifications set forth by the company’s board of directors in its business judgment. In addition, the board has unanimously determined that each of the Audit and Finance Committee members, namely Dr. Link, Messrs. Rollans and Grant and Ms. Neff, has the requisite accounting or related financial management expertise to qualify as an “audit committee financial expert,” meaning that each has:

•       an understanding of generally accepted accounting principles and financial statements;

•       the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•       experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by AMO’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•       an understanding of internal control over financial reporting; and

•       an understanding of audit committee functions.

In 2005, the Audit and Finance Committee met seven times.

The board of directors adopted, and in February 2004 amended and restated, a written Charter setting forth the authority and responsibilities of the Audit and Finance Committee. A minor update to an accounting standard set forth in the Audit and Finance Committee Charter was approved by the board of directors on March 1, 2005. The full text of the Audit and Finance Committee Charter has been published in the “Investors” section on our Internet site at www.amo-inc.com. A copy will be provided without charge to any stockholder who requests it. As set forth in its Charter, the Audit and Finance Committee:

•       reviews the scope of the audit by the independent auditors;

•       inquires into the effectiveness of our accounting and internal control functions;

•       recommends to the board of directors any changes in the appointment of independent auditors that the committee may deem to be in the best interests of the company and its stockholders;

•       assists the board of directors in establishing and monitoring compliance with the ethical business practice standards of the company; and

•       has a finance oversight role, including the periodic evaluation of our finance function, capital structure and debt and equity policies and programs.

Our independent auditors and our internal financial personnel have regular private meetings and unrestricted access with this committee.

The report of the committee begins on page 31.

Organization, Compensation and Corporate Governance Committee

The Organization, Compensation and Corporate Governance Committee is composed solely of directors who are independent of management. The current members are Messrs. Mussallem, Chavez, Grant and Rollans. Each member meets the independence criteria for NYSE nominating and compensation committee members in our board of directors’ business judgment. This committee met five times in 2005. As set forth in the written Charter of the Organization, Compensation and Corporate Governance Committee, the committee:

•       determines the compensation of executive officers and outside directors;

•       exercises authority of the board of directors concerning employee benefit plans;

•       advises the board of directors on other compensation and employee benefit matters;

•       makes recommendations to the board of directors regarding candidates for election as directors of the company; and

•       advises the board of directors on board committee structure and membership and corporate governance matters.

The Charter of the Organization, Compensation and Corporate Governance Committee has been published in the “Investors” section on our Internet site at www.amo-inc.com. A copy will be provided without charge to any stockholder who requests it.

The Organization, Compensation and Corporate Governance Committee, which performs the functions of a standing nominating committee, will consider director candidates proposed by stockholders. The board may engage a third party recruiter to identify nominees. The function of the recruiter is to identify and screen nominees who meet AMO’s needs. Candidates, whether proposed by management or stockholders, are selected for their character, judgment, business experience and acumen, and scientific expertise and familiarity with issues affecting AMO are also relevant. To be considered by the committee for the 2007 annual meeting, stockholder submissions must be received at the offices of the company to the attention of the Secretary, Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, California 92705, between January 26, 2007 and February 25, 2007. When the board seeks new members, the committee reviews the suitability of board candidates, including any recommended by a stockholder, by first screening resumes, and, if there is interest, conducting substantially the following process: (a) set up preliminary interviews, possibly with the aid of an outside recruiting firm, and, if there is continued interest, (b) set up additional interviews with the committee Chair, the Chairman of the Board, the Chief Executive Officer and/or such other persons as may be helpful to the process, and, if there is continued interest, (c) recommend the board candidate to the full board.

The report of the committee begins on page 20.

Science and Technology Committee

Our Science and Technology Committee is composed of Dr. Link, Messrs. Chavez, Mazzo and Mussallem, and Ms. Dávila and Ms. Neff. The functions of this committee include reviewing our:

•       research and development programs,

•       projects to evaluate investment allocations, and

•       portfolio of strategic patents and major technology-based transactions.

This committee met four times in 2005. The full text of its Charter has been published in the “Investors” section on our Internet site at www.amo-inc.com. A copy will be provided without charge to any stockholder upon request.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit and Finance Committee, composed of independent members of the Board of Directors, is responsible for the appointment, compensation, retention and oversight of the work of our independent auditor. The Audit and Finance Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the year 2006. In selecting PricewaterhouseCoopers LLP as our independent auditor for 2006, the Audit and Finance Committee considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining independence as our independent auditor. PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year ended December 31, 2005 and our internal control over financial reporting as of December 31, 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Although ratification by stockholders is not a prerequisite to the ability of the Audit and Finance Committee to select PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, we believe such ratification to be desirable. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent auditor will be reconsidered by the Audit and Finance Committee; however, the Audit and Finance Committee may select PricewaterhouseCoopers LLP, notwithstanding the failure of the stockholders to ratify its selection. The Audit and Finance Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.

The following proposal will be presented at the Annual Meeting:

Action by the Audit and Finance Committee appointing PricewaterhouseCoopers LLP as the Advanced Medical Optics, Inc. independent registered public accounting firm to conduct the annual audit of the consolidated financial statements of Advanced Medical Optics, Inc. and its subsidiaries for the fiscal year ending December 31, 2006 and an audit of our internal control over financial reporting as of December 31, 2006 is hereby ratified, confirmed and approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Independent Auditor Fees

Aggregate fees billed to Advanced Medical Optics, Inc. for the fiscal years ended December 31, 2005 and December 31, 2004, by our independent registered public accounting firm are as follows:

Type of Fees	2005	2004
Audit Fees(1)	$2,496,300	$1,969,600
Audit-Related Fees(2)	35,000	373,900
Tax Fees(3)	1,203,000	999,000
All Other Fees(4)	6,000	2,000
Total	$3,740,300	$3,344,500

(1)          Represents the aggregate fees billed to us by PricewaterhouseCoopers LLP for professional services rendered to us and our subsidiaries for the audit of our annual consolidated financial statements and for the reviews of the condensed consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for the audit of our internal control over financial reporting, for audits of our international operations, preparation of comfort letters, review of registration statements and consents.

(2)          Represents the aggregate fees billed to us by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit and review of our and our subsidiaries’ financial statements that are not already reported in Audit Fees. Amount in 2005 includes employee benefit plan audit. Amount in 2004 includes employee benefit plan audit, due diligence and accounting research and consultation.

(3)          Represents the aggregate fees billed to us by PricewaterhouseCoopers LLP for permissible tax services rendered to us and our subsidiaries for tax planning and advice and review of tax returns.

(4)          Aggregate fees billed for all other services rendered to AMO and its subsidiaries consisted of a subscription fee for an online accounting research tool.

Auditor Independence

The Audit and Finance Committee has considered whether the provision of the above noted services is compatible with maintaining the independent auditor’s independence and has determined that the provision of such services has not adversely affected the independent auditor’s independence.

Pre-Approval of Services Provided by the Independent Public Accountant

During 2003, the Audit and Finance Committee of our Board of Directors adopted a Pre-Approval Policy. The Audit and Finance Committee reviews and updates the Policy from time to time, most recently in May 2005. The Pre-Approval Policy requires that all audit and non-audit services performed by our independent auditor be pre-approved by the committee in order to assure that the provision of such services does not impair the auditor’s independence. The policy also prohibits the independent auditor from providing certain other services. We may not engage our independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit and Finance Committee or the engagement to render the service is entered into pursuant to the policy. At least once per year the committee will consider and pre-approve services that are expected to be provided to AMO by the independent auditor during the fiscal year. At the time such pre-approval is granted, the Audit and Finance Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit and Finance Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Management periodically updates the Audit and Finance Committee on the services performed by and fees paid to the independent auditor during the current fiscal year and previous quarter. The Audit and Finance Committee may delegate pre-approval authority to one or more of its members, but such authority is not delegated to management. A committee member or members to whom such authority is delegated reports any pre-approval decisions to the committee at its next scheduled meeting. All of the audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP in 2005 and 2004 described above were pre-approved by the Audit and Finance Committee in accordance with its Pre-Approval Policy.

OWNERSHIP OF OUR STOCK

Beneficial Owners of More than 5% of the Company’s Common Stock.   The following table sets forth information with respect to the beneficial ownership of our outstanding common stock by each person who is known by us to be the beneficial owner of 5% or more of our common stock:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class
Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	9,001,710	(2)	13.12%
JGD Management Corp. c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, New York 10153	3,675,223	(3)	5.36%

(1)          Beneficial ownership is calculated based on 68,597,545 shares of our common stock outstanding as of March 31, 2006 (excluding treasury shares). Beneficial ownership is determined in accordance with Securities and Exchange Commission rules.

(2)          The amount shown and the following information was provided by Massachusetts Financial Services Company (MFS) in an amended Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006, indicating ownership as of December 31, 2005. The amended Schedule 13G was filed by MFS, an investment adviser, on behalf of itself as well as certain other non-reporting entities. According to the amended Schedule 13G, MFS has sole dispositive power over 9,001,710 shares of our common stock and sole voting power over 8,954,700 of such shares.

(3)          The amount shown and the following information was provided by JGD Management Corp. (JGD) in an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, indicating ownership as of December 31, 2005. The amended Schedule 13G was filed by JGD, an investment adviser, on behalf of itself as well as the following affiliated entities: York Capital Management, L.P. (York Capital), York Investment Limited (York Investment), York Select, L.P. (York Select), York Credit Opportunities (York Credit Opportunities), York Select Unit Trust (York Select Trust) and certain other non-reporting managed accounts. Based on information contained in such amended Schedule 13G, York Capital, York Select and York Credit Opportunities and the managers of York Investment and York Select Trust have delegated certain management and administrative duties of such funds to JGD, and JGD manages the non-reporting managed accounts. Accordingly, JGD may be deemed to have beneficial ownership over the shares of common stock reported in the amended Schedule 13G. Of the 3,675,223 shares reported by JGD as being beneficially owned, which includes bonds convertible into shares of common stock and over which it reports that it has sole voting and dispositive power, York Capital directly owns 324,081 shares; York Investment directly owns 1,383,146 shares; York Select directly owns 783,916 shares, York Credit Opportunities directly owns 143,873 shares, York Select Trust directly owns 735,605 shares, and the managed accounts directly own 304,602 shares.

Security Ownership of Directors and Executive Officers.   Presented below is information concerning the amount of company stock beneficially owned by:

•       each director and director nominee,

•       each non-director officer named in the Summary Compensation Table appearing on page 24,

•       and all directors and executive officers of the company as a group.

All numbers stated are as of April 10, 2006, and include beneficial ownership of shares of common stock. Except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. With the exception of Ms. Dávila, no individual named below beneficially owns more than 1% of the company’s outstanding voting stock. The shares beneficially owned by all directors and executive officers as a group constitute 4.53% of the company’s outstanding voting stock, based upon 68,597,545 shares outstanding (excluding 1,397 shares held in treasury) as of March 31, 2006. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days of April 10, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. Based on these assumptions, Ms. Dávila is deemed to be the beneficial owner of 1.12% of our outstanding voting stock.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Rights to Acquire Beneficial Ownership(3)	Total
William R. Grant	22,981	66,000	88,981
Christopher G. Chavez	7,302	36,000	43,302
Elizabeth H. Dávila	21,092	757,856	778,103
William J. Link, Ph.D.	5,377	9,500	14,877
James V. Mazzo(4)	66,331	613,768	680,099
Michael A. Mussallem	7,940	36,000	43,940
Deborah J. Neff	4,594	29,500	34,094
James O. Rollans	8,449	36,000	44,449
Holger Heidrich, Ph.D.	14,301	334,927	349,228
Richard A. Meier	49,637	173,750	223,386
Jane E. Rady	68	107,500	107,568
C. Russell Trenary, III	563	110,000	110,563
All current directors and executive officers (19 persons, including those named above)	228,347	3,028,832	3,257,179

(1)          The business address of each stockholder is c/o Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, California 92705.

(2)          In addition to shares held in the individual’s sole name, this column also includes shares held in various trusts and, for employees, includes shares held in trust for the benefit of the named employee in the Advanced Medical Optics, Inc. 401(k) Plan as of February 28, 2006.

(3)          Shares which the party or group has the right to acquire within 60 days after April 10, 2006 upon the exercise of stock options granted under the Advanced Medical Optics, Inc. 2002 and 2005 Incentive Compensation Plans.

(4)          Includes 16 shares held in trust for a child of Mr. Mazzo’s.

Stock Ownership Guidelines

In January 2003 we adopted, and in September 2004 we revised, stock ownership guidelines for our directors and executive officers. We would like each of our executive officers to own a number of shares having a value computed as follows:

•       Chief Executive Officer, 5 times base salary

•       Executive Vice President and Corporate Vice Presidents, 3 times base salary

•       Senior Vice Presidents, 2 times base salary

•       Vice Presidents, 1 times base salary

Our directors are expected to own a number of shares having a value of at least five times the annual cash retainer. For purposes of this calculation, we include the equivalent share value of vested, in-the-money stock options and the value of restricted stock. Directors and executives are expected to meet these guidelines within five years of becoming an officer or director.

Section 16(a) Beneficial Ownership Reporting Compliance

The company’s directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of company stock. Based on the company’s review of such reports, all officer and director reports were filed on a timely basis and there are no known failures to file by directors and executive officers during 2005, except that one small stock purchase by an investment club in which the spouse of Mr. Mazzo is a member was not timely reported, but such transaction was subsequently reported on Form 4, and all transactions are reflected in this proxy statement.

COMPARISON OF CUMULATIVE TOTAL RETURN

The following chart shows a comparison of the total cumulative return based upon a $100 investment from July 1, 2002 (the date on which our common stock began regular trading on the New York Stock Exchange) through December 31, 2005, of our common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Small Cap Healthcare Equipment and Services Index. Data for the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Small Cap Healthcare Equipment and Services Index assume reinvestment of dividends. We have never paid dividends on our common stock, and have no current plans to do so. Historical results are not necessarily indicative of future performance.

EXECUTIVE OFFICERS

Set forth below are the names and ages of each of our executive officers, their positions with the company, and summaries of their backgrounds and business experience. (For information on the business experience of Mr. Mazzo, the Company’s President and Chief Executive Officer, see “Directors Continuing in Office — Term Expiring 2008” on page 5 above.)

Sheree L. Aronson, 50, has been our Vice President, Corporate Communications and Investor Relations since August 2003. From August 2002 to July 2003, she was Director of Communications for RSM EquiCo, a division of H&R Block, and from August 1999 to July 2002, she was a Senior Vice President at Fleishman-Hillard, Inc., an international public relations firm. Between 1985 and 1999, she held senior-level corporate communications and investor relations positions at several companies, including Apria Healthcare, Inc., MTI Technology Corporation, Foodmaker, Inc. and HomeFed Bank.

Leonard R. Borrmann, Pharm.D., 48, has been our Senior Vice President, Research and Development, since July 2005, and from March 2004 to June 2005, he served as our Vice President, Surgical Research and Business Development. From August 2002 to February 2004, Dr. Borrmann was President, Chief Executive Officer and a director of Insert Therapeutics, Inc., a privately-held drug delivery company focused on development of novel drug delivery technologies, and from December 2000 to March 2002, he was President, Chief Executive Officer and a director of Maret Pharmaceuticals, Inc., a privately-held drug development company. From May 1998 to September 2000, Dr. Borrmann was the Chief Executive Officer and a director of ACADIA Pharmaceuticals, Inc., a privately-held neuroscience drug discovery company.

From June 1984 to May 1998, Dr. Borrmann was employed by Allergan, Inc. in a number of clinical and business development positions, including Vice President, Business Development, a position he held from June 1992 to May 1998.

Robert F. Gallagher, 47, is our Senior Vice President, Chief Accounting Officer, a position he assumed in April 2006, and he was our Vice President, Controller from February 2002 to April 2006. Mr. Gallagher has over 17 years of financial management experience in our industry. From 1995 to 2001, he served in a variety of senior financial positions at Bausch & Lomb and its acquired business, Chiron Vision, most recently as Vice President, Finance of Bausch & Lomb’s Global Surgical Products business. From 1988 to 1995, Mr. Gallagher was employed by Allergan in various financial management positions of increasing responsibility, including Vice President, Controller for North East Asia and Controller for Puerto Rico operations.

Holger Heidrich, Ph.D., 53, is our Corporate Vice President and President, Cataract / Implant Business, a position he assumed in July 2005. From December 2003 through July 2005, Dr. Heidrich served as President of our Europe, Africa, Middle East region, and from our inception through December 2003 was President of our Europe, Africa, Asia Pacific region. Prior to joining us, Dr. Heidrich served as Senior Vice President and Head of Surgical Business of Allergan in the Europe/Africa/Middle East region from May 1998 to January 2002. From July 1996 to January 2002, Dr. Heidrich also assumed the duties of Head of Central Europe Area and Managing Director of Allergan Germany/Austria. From 1990 to 1996, Dr. Heidrich was Director of the Contact Lens Care Division of Allergan in Central Europe. From 1986 to 1989, Dr. Heidrich served as Division Director, Pharmaceutical & Surgical, at Pharm-Allergan GmbH, an Allergan subsidiary. He joined Allergan in 1985 as Marketing & Sales Director for Germany. Prior to joining Allergan, Dr. Heidrich held sales and marketing positions at Montedison Pharmaceutical and Ciba Geigy, and was Assistant Professor in Economics at the University Freiburg in Germany.

Richard A. Meier, 46, is our Executive Vice President, Operations, President, Eye Care Business, and Chief Financial Officer, a position he assumed in April 2006. From February 2004 to April 2006, he was our Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier served as our Corporate Vice President and Chief Financial Officer. Prior to joining us, Mr. Meier was Executive Vice President and Chief Financial Officer of ICN Pharmaceuticals, Inc. (now Valeant Pharmaceuticals, Inc.). Before joining ICN, Mr. Meier was a Senior Vice President with the investment banking firm of Schroder & Co. Inc. in New York from 1996 until joining ICN in 1998. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, as well as positions with the private equity firms of Australia Capital Equity and Windsor Hall Partners, and a financial management role with Greyhound Lines, Inc.

Francine D. Meza, 49, has served as our Senior Vice President, Human Resources since June 2002. From 1984 through our spin-off in June 2002, Ms. Meza served in various human resources positions at Allergan and its acquired business, American Medical Optics. Prior to the spin-off, Ms. Meza was the Vice President, Human Resources for worldwide operations at Allergan.

Peter P. Nolan, 51, is our Senior Vice President, Manufacturing. From February 2003 to December 2003, Mr. Nolan was our Senior Vice President, Operations, and from May 2002 to January 2003, Mr. Nolan served as Vice President, Operations. Prior to joining us, Mr. Nolan was employed by GN ReSound Corporation since 1994, where from 1998 to 2002 he held the position of Senior Vice President, Global Operations. From 1996 to 1998, he was Vice President of Manufacturing, in addition to serving as General Manager of ReSound Ireland Ltd. From 1985 to 1994, Mr. Nolan held a number of management positions with Wang Laboratories Ireland B.V., including General Manager, Manufacturing Manager and Manager, European Software and Manufacturing Distribution Center. Prior to joining Wang Laboratories, Mr. Nolan held various manufacturing and materials management positions with Digital Equipment International B.V., Atari Ltd., Varian Instruments, Ltd., and Westinghouse Electronics Ltd.

Douglas H. Post, 54, is our Corporate Vice President and President, Laser Vision Correction Business, a position he assumed in July 2005. From May 2005 to July 2005, Mr. Post was our Region President of the Americas. Mr. Post joined us following completion of the merger between VISX, Incorporated and Advanced Medical Optics. Mr. Post was President and Chief Operating Officer of VISX, Incorporated from July 2003 to May 2005, Executive Vice President, Operations, from January 2001 to July 2003, and Vice President, Operations and Customer Support from September 1996 to January 2001. He served as Senior Director, Customer Support from December 1992 to September 1996 and was Senior Vice President, Sales and Customer Support with VISX Massachusetts Inc. (formerly Questek, Inc.) from February 1985 to December 1992.

Jane E. Rady, 58, is our Corporate Vice President, Strategic and Corporate Development, a position she assumed in April 2006, and was our Corporate Vice President, Strategy and Technology, from April 2002 to April 2006. Prior to joining us, Ms. Rady was a director and the Chief Executive Officer of Integrated Genomics, Inc. and was a consultant to Integrated Genomics and several other companies in 2001. From 1984 to 2000, Ms. Rady was employed by G.D. Searle & Co./Monsanto in various capacities including President and General Manager of Searle’s international joint venture, Lorex Pharmaceuticals Ltd., Vice President of Corporate Licensing & Business Development, and Vice President of Strategic Planning.

C. Russell Trenary, III, 48, has been our Corporate Vice President and Chief Marketing Officer since February 2004, and from April 2002 to December 2003, he served as our Corporate Vice President and President, Americas region. From 1996 to November 2001, Mr. Trenary was the President of Sunrise Technologies International, Inc., and from 1997 to 2001, he held the additional title of Chief Executive Officer. Sunrise filed a Chapter 7 bankruptcy in September 2002, nearly one year after Mr. Trenary’s departure. From 1995 to 1996, Mr. Trenary was Senior Vice President, Worldwide Sales and Marketing, of Vidamed, Inc. Mr. Trenary began his career in 1981 with American Hospital Supply Corporation, which was acquired by Allergan in 1986 and which was the basis of Allergan’s entering the ophthalmic surgical products business. While at Allergan from 1987 to 1995, Mr. Trenary held positions of increasing responsibility in the surgical products business, culminating with the position of Senior Vice President and General Manager of AMO Surgical Products, a position he held from 1991 to 1995.

Aimee S. Weisner, 37, is our Corporate Vice President, General Counsel and Secretary, and also serves as our Chief Ethics Officer. Ms. Weisner served as Vice President and Assistant General Counsel of Allergan from January 2002 through June 2002, and as an Assistant Secretary of Allergan from November 1998 to April 2002. Prior to January 2002, Ms. Weisner served as Corporate Counsel of Allergan, which she joined in 1998. From 1994 to 1998, Ms. Weisner was an attorney with the law firm of O’Melveny & Myers LLP.

EXECUTIVE COMPENSATION

Report of the Organization, Compensation and Corporate Governance Committee

The Organization, Compensation and Corporate Governance Committee is composed of four independent, non-employee directors and is responsible for administering the compensation program for our executive officers. In determining the appropriate compensation for the executive officers, including the named executive officers, the committee relies on input from leading compensation consultants and also reviews the recommendations of management. The committee has provided the following report on executive compensation for inclusion in this proxy statement.

   Compensation Philosophy and Strategy

AMO’s compensation philosophy and strategy are as follows:

Compensation programs at AMO are designed to promote a high-performance culture that attracts, motivates and retains the key talent necessary to optimize stockholder value in a competitive environment. Compensation at AMO is market-driven and is designed to motivate the behaviors that will enable AMO to execute an aggressive business strategy.

Base salaries are generally targeted at or near the 50th percentile of the market. The market is defined as the medical device industry, if available, otherwise general industry. It is expected that in return for base salaries employees should deliver a threshold level of performance. Incentives are earned as performance exceeds threshold performance.

Annually, the committee reviews management’s recommendation regarding funding triggers for the annual incentive plan and approves the funding mechanism for the year. Once funded, the payout of the annual incentive is based on a combination of business unit, function and individual performance as measured by evaluation against established bonus objectives.

Annual incentive targets are established based on competitive market data and are designed to deliver incentives commensurate with the level of performance achieved for the year. To achieve the proper balance between fixed and variable compensation, it is anticipated that targets will ultimately be established based on or near the 60th percentile of the market.

Eligible employees generally may receive awards under the long-term incentive plan annually. Long-term incentive targets are established for each eligible employee based on a combination of competitive market data and evaluation of both current performance and future potential.

Applying this strategy provides a highly performance-based compensation program that will reward superior performance and the creation of stockholder value.

In designing and administering our executive compensation program, we attempt to strike an appropriate balance among base compensation, annual incentives and long-term incentives. The proportions of these components of compensation vary among the executive officers depending on their levels of responsibility, but generally a significant amount of pay for executive officers is composed of long-term, at-risk pay to focus management on the long-term success of stockholders. In addition to reviewing each of the elements of executive compensation, the committee in 2005 reviewed an inventory of all of the components of the program, including health and welfare benefits, perquisites, employment agreement provisions and change in control provisions.

   Management Bonus Program

We implemented the 2002 Bonus Plan in July 2002, immediately after our spin-off. The plan promotes our pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate financial, operational and individual performance goals. Achievement of corporate objectives determines the funding of the plan and is measured by pre-established financial performance targets. Once funded, the bonus pool is allocated to our business units based on each unit’s respective results, and then within the business units the achievement of individual objectives determines the amount of the bonus pool awarded to individual executives.

For 2005, the committee established two corporate financial goals tied to operating income (with 85% weighting) and revenue (with 15% weighting). The committee determined that the corporation met or exceeded threshold goals and funded the bonus program. The bonus pool generated was then allocated to the business units and functions. On February 8, 2006, the committee awarded specific bonuses to AMO’s executive officers upon consideration of individual officer performance in 2005 against pre-established objectives.

For 2006, the committee has established two corporate financial goals for management bonus funding. They are operating income (with 75% weighting and adjusted to exclude certain extraordinary items) and revenue (with 25% weighting). In addition, the committee approved the following target bonus amounts for each of the following named executive officers, expressed as a percentage of annual base pay: Mr. Meier (70%), Dr. Heidrich (55%), Mr. Trenary (55%), and Ms. Rady (45%). The committee also has the discretion to update the quantitative targets to account for extraordinary events and to include or exclude extraordinary, unusual or non-recurring items in its calculation of the company’s results for the year.

Long-term Incentives

Our stockholders approved the 2005 Incentive Compensation Plan in May 2005. Our long-term incentives have historically been in the form of stock option awards. Our plan provides that restricted stock may also be granted on a selected basis to attract, retain and motivate key executives critical to our long-term success. In 2005, we began issuing restricted stock and restricted stock units to non-executive employees. In addition, performance units and performance shares have been granted to further align executive compensation with our financial success. The objective is to provide rewards to executives based upon the creation of incremental stockholder value.

In 2005, we based the size of stock option grants to executive officers on competitive practices of comparator companies, with adjustments made based on individual factors such as the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our success. In order to preserve the linkage between the interests of executives and those of stockholders, the executives are expected to establish a significant level of direct ownership in accordance with our stock ownership guidelines. We made awards of nonqualified stock options to the following named executive officers in 2005: Mr. Meier (80,000 options), Dr. Heidrich (45,000 options), Mr. Trenary (50,000 options), and Ms. Rady (45,000 options).

For the executive officers, these grants were targeted at or near the 50th percentile of the market. In May 2005, we also provided an opportunity for the executive officers to earn additional equity awards in the form of restricted stock or restricted stock units based on AMO’s performance versus an identified group of comparable companies for total stockholder return above the 50th percentile for the calendar year of 2005. The maximum dollar values of these 2005 performance awards (if we achieved 75th percentile total shareholder return) were as follows: Mr. Meier ($240,000), Dr. Heidrich ($220,000), Mr. Trenary ($220,000) and Ms. Rady ($200,000). In February 2006, the committee determined that AMO’s total shareholder return did not merit any grants of restricted shares under the 2005 performance awards. At this time, we established targets for 2006 performance awards to the executive officers based on total shareholder return for the 2005-2006 timeframe in excess of the 50th percentile of the identified group of comparable companies. The maximum dollar values of these 2006 performance awards for the named executive officers (if we achieve the 75th percentile total shareholder return) are as follows: Mr. Meier ($400,000), Dr. Heidrich ($200,000), Mr. Trenary ($220,000) and Ms. Rady ($210,000).

Compensation of the Chief Executive Officer

Base Salary.   Mr. Mazzo’s annual base salary was set at $625,000 for 2005 and $650,000 for 2006. In determining Mr. Mazzo’s base salary in each year, the committee considered competitive data based on a set of comparator companies reviewed and approved by the committee each year, his experience level, and his performance as President and Chief Executive Officer of the company.

Bonus.   For 2005, the committee designated Mr. Mazzo as a “162(m) Participant” under the 2002 Bonus Plan and established a 2005 maximum bonus for Mr. Mazzo of $1,000,000 if the company achieved the targets for operating income and/or revenue established by the committee. After reviewing AMO’s performance as compared to the target, the committee awarded Mr. Mazzo a bonus of $500,000 for 2005. In determining Mr. Mazzo’s bonus award, the committee also considered the following, among other factors:

•       Mr. Mazzo’s leadership ability amidst the complexity of two integration plans and times of change — for AMO and for the marketplace for AMO’s products.

•       Successful acquisition and integration of the VISX business.

•       Successful completion of the Pfizer transaction integration.

•       AMO’s performance in key product areas and overall.

•       The discipline of devising and instituting the product rationalization and repositioning program.

•       The development and implementation of a new organizational alignment among the three strategic business units.

•       Positioning AMO for future growth and success.

The committee also considered the corporation’s financial performance as compared to comparator companies and relevant indices, competitive data for CEOs of similarly situated companies, and historical bonus compensation paid to Mr. Mazzo.

On February 8, 2006, the Board again designated Mr. Mazzo as a “162(m) Participant” under the 2002 Bonus Plan for 2006. The committee further established a maximum 2006 bonus for Mr. Mazzo of $1,000,000 if the company achieves the operating income and/or revenue targets established by the committee. The committee reserved the right to decrease the bonus to be paid below $1,000,000 based on the company’s financial performance and Mr. Mazzo’s individual performance relative to the goals established for Mr. Mazzo.

Equity Incentives.   In May 2005, the Board granted to Mr. Mazzo nonqualified options to purchase 185,000 shares of our common stock. The committee considered a number of factors in determining the number of options, including competitive market data, the performance of the businesses and Mr. Mazzo’s individual performance in leading successful corporate initiatives. The Board also established a target for Mr. Mazzo’s 2005 performance award based on the same total shareholder return criteria as discussed above for the other executive officers, with a maximum dollar value of $570,000 if we achieved 75th percentile total shareholder return. Like the other corporate officers, Mr. Mazzo received no shares of restricted stock under this grant because our total shareholder return did not exceed the 50th percentile in 2005. In February 2006, we established targets for Mr. Mazzo’s 2006 performance award, providing up to $750,000 in restricted stock if AMO’s total shareholder return is in the 50th to 75th percentile range within the identified comparator group for 2005-2006.

Policy Regarding Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless certain requirements are met. The committee has considered the impact of this tax code provision. We attempt, to the extent practical, to implement compensation policies and practices that maximize the benefit of tax laws for our stockholders by seeking performance-based exemptions under the tax laws. However, from time to time the committee may award compensation which is not fully deductible if the committee determines that the award is consistent with its philosophy and is in the best interests of AMO and its stockholders.

We designed the 2002 Bonus Plan, the 2002 Incentive Compensation Plan and the 2005 Incentive Compensation Plan to meet the criteria of Section 162(m).

The Organization, Compensation and Corporate Governance Committee:

Michael A. Mussallem, Chairman Christopher G. Chavez William R. Grant James O. Rollans

Compensation Tables

The individuals named in the following tables are described elsewhere in this proxy statement as the “named executive officers,” and they include the company’s chief executive officer and the four other most highly compensated executive officers of the company for 2005.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards
				Other	Securities
				Annual	Underlying	All Other
		Salary	Bonus	Compensation	Options/ SARS	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	(#)	($)(4)
James V. Mazzo, President and	2005	$670,553	$500,000	$—	185,000	$101,090
Chief Executive Officer	2004	601,923	635,000	—	200,000	100,413
	2003	475,000	500,000	179,236	120,000	35,358
Richard A. Meier, Executive Vice	2005	448,921	240,000	—	80,000	28,882
President, Operations,	2004	375,500	300,000	—	90,000	26,173
President, Eye Care Business,	2003	340,000	220,000	—	45,000	7,067
and Chief Financial Officer
Holger Heidrich, Ph.D., Corporate Vice	2005	447,310	156,000	—	45,000	11,973
President and President, Cataract /	2004	439,859	190,000	54,672	50,000	16,682
Implant Business (7)	2003	389,398	190,000	—	30,000	17,416
C. Russell Trenary, III, Corporate Vice	2005	313,269	150,000	—	50,000	34,100
President and Chief Marketing Officer	2004	299,674	170,000	—	50,000	28,487
	2003	270,800	123,500	—	30,000	11,477
Jane E. Rady, Corporate Vice	2005	292,515	115,000	—	45,000	35,231
President, Strategic and Corporate	2004	269,600	135,000	54,912	60,000	32,354
Development	2003	259,231	129,000	—	35,000	17,674

(1)           The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers. For 2005, the amounts shown under

“Salary” include $57,091 and $39,760, which we paid to Messrs. Mazzo and Meier, respectively, in lieu of accrued vacation. For Mr. Mazzo in 2004, the amount shown under “Salary” includes $80,769, which we paid to him in lieu of accrued vacation.

(2)          The amounts shown represent bonus awards which were paid in the first quarter of 2006, 2005 and 2004 under our Bonus Plan for services rendered during 2005, 2004 and 2003, respectively.

(3)          “Other Annual Compensation” in the foregoing Summary Compensation Table is composed of perquisites and other personal benefits paid to a named executive officer which, in the aggregate, exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officer. In order to provide a complete disclosure of such amounts, the following table sets forth all such compensation paid in 2005 to the named executive officers:

Nature of Other Annual Compensation	Mr. Mazzo	Mr. Meier	Dr. Heidrich	Mr. Trenary	Ms. Rady
Executive club dues	$13,500	$—	$—	$1,746	$—
Tax preparation and financial planning	12,500	8,040	—	848	—
Auto Allowance (for US executives; for Dr. Heidrich, includes car lease)	9,000	9,000	25,093	9,000	9,000
Gas Allowance (for US executives; for Dr. Heidrich, also includes car taxes)	1,500	1,500	17,571	1,500	1,500
Spousal Travel	7,275	—	—	—	—
Tax gross up, spouse travel	3,495	—	—	—	—
Total	$47,270	$18,540	$42,664	$13,094	$10,500

In addition to the other annual compensation identified in the foregoing table, our U.S.-based vice presidents and our CEO are entitled to receive, at our expense, an annual comprehensive medical examination valued at approximately $1,500. In 2005, Ms. Rady utilized this benefit at a cost of $1,343.

(4)          The total amounts shown in this column for the 2005 fiscal year consist of company contributions to our qualified and non-qualified retirement plans and the cost of term life insurance. In the case of Dr. Heidrich, who is based in Germany, retirement benefits are company contributions to a pension plan, which is comparable to a retirement savings plan, and Other (as set forth below) includes $746 holiday pay, which is mandated by a works council agreement, as well as a $569 employer contribution to a government-supported savings plan.

All Other Compensation	Mr. Mazzo	Mr. Meier	Dr. Heidrich	Mr. Trenary	Ms. Rady
Retirement	$98,480	$26,272	$9,476	$32,390	$30,329
Insurance	2,610	2,610	1,182	1,710	4,902
Other	—	—	1,315	—	—
Total	$101,090	$28,882	$11,973	$34,100	$35,321

(5)           Dr. Heidrich is paid in Euros. Dollar amounts shown for Dr. Heidrich in the foregoing Summary Compensation Table and in these footnotes were converted from Euros to Dollars using the respective conversion rates as of December 31 of 2003, 2004 and 2005. Dr. Heidrich participates in a pension plan, the terms of which are governed by German law. Under this plan, the company, through its German subsidiary, accrues benefits to be paid to Dr. Heidrich upon his retirement. The amount accrued is determined annually by German authorities. If Dr. Heidrich were to retire at age 65, assuming he remains an employee of the company through his retirement date, his estimated benefit under this pension plan would be €106,589 ($126,249) per year.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal 2005	Exercise or Base Price Per Share(1)	Expiration Date	Grant Date Present Value(2)
James V. Mazzo	185,000	13.06%	$38.20	05-26-15	$2,681,039
Richard A. Meier	80,000	5.65%	$38.20	05-26-15	$1,159,368
Holger Heidrich, Ph.D.	45,000	3.18%	$38.20	05-26-15	$652,145
C. Russell Trenary, III	50,000	3.53%	$38.20	05-26-15	$724,605
Jane E. Rady	45,000	3.18%	$38.20	05-26-15	$652,145

(1)       Stock options granted to the named executives under the company’s 2005 Incentive Compensation Plan, which vest ratably over four years from the date of grant (May 26, 2005), expire on the 10th anniversary of the date of grant, and have an exercise price equal to the fair market value of our common stock on the date of grant.

(2)          Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: expected stock volatility, 36.03%; risk-free interest rate, 3.81%; expected life, five years; dividend yield, 0.0%.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding outstanding options to purchase our common stock held by the named executive officers at the end of 2005. No stock appreciation rights were held by the named executive officers at the end of such year.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James V. Mazzo	70,997	$2,436,653	487,518	455,000	$14,038,256	$5,523,600
Richard A. Meier	—	—	120,000	195,000	3,271,425	2,282,525
Holger Heidrich, Ph.D.	—	—	303,667	117,500	6,464,279	1,540,450
C. Russell Trenary, III	10,000	312,750	77,500	122,500	2,160,750	1,558,450
Jane E. Rady	20,000	615,316	72,500	127,500	1,922,725	1,670,925

(1)          Based on $41.80, which was the closing price of our common stock on the New York Stock Exchange on December 31, 2005.

Performance Awards

In May 2005, we provided an opportunity for the executive officers to earn additional equity awards in the form of restricted stock or restricted stock units based on AMO’s performance versus an identified group of comparable companies for total stockholder return above the 50th percentile for the calendar year of 2005. The maximum dollar values of these 2005 performance awards (if we achieved 75th percentile total shareholder return) were as follows: Mr. Mazzo ($570,000), Mr. Meier ($240,000), Dr. Heidrich ($220,000), Mr. Trenary ($220,000) and Ms. Rady ($200,000). In February 2006, our compensation committee determined that AMO’s total shareholder return was below the 50th percentile of the identified companies and therefore no grants of restricted shares or restricted units under these 2005 performance awards will be made.

Compensation Committee Interlocks and Insider Participation

No member of our Organization, Compensation and Corporate Governance Committee is a current or former officer or employee of AMO or any of our subsidiaries. None of our executive officers serve on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or Organization, Compensation and Corporate Governance Committee.

Equity Compensation Plans Approved by Stockholders

At the time of our spin-off in 2002, all of our equity compensation plans were approved by Allergan, Inc., as our sole stockholder, and our public stockholders also approved the 2002 Incentive Compensation Plan at the 2003 Annual Meeting of Stockholders. Subsequent to our spin-off, all new equity compensation plans and all material equity compensation plan amendments have been approved by our stockholders. With our May 2005 acquisition of VISX, Incorporated, we assumed several equity compensation plans. One such VISX plan with options outstanding at year end had not been approved by the VISX stockholders, but no further shares are available for grant under this plan.

The following table sets forth, for each of our equity compensation plans, the number of outstanding option grants and the number of shares remaining available for issuance as of the end of fiscal 2005.

Equity Compensation Plan Information

Category of Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity Compensation Plans Approved by Security Holders	8,496,018	$22.8669	3,511,978
Equity Compensation Plans Not Approved by Security Holders (3)	362,177	$21.0417	0
Total	8,858,195	$22.7923	3,511,978

(1)          Includes options which remain outstanding under our equity incentive plans, 1,271,858 of which were issued upon conversion of Allergan, Inc. stock options as a consequence of our spin-off in 2002 and were outstanding at year-end, and 2,705,482 of which were issued upon conversion of VISX, Incorporated stock options upon completion of our acquisition of VISX in 2005 and were outstanding at year-end. Does not include an aggregate of 124,152 shares of restricted stock and restricted stock units issued under our 2002 and 2005 Incentive Compensation Plans.

(2)          Includes 722,365 shares currently authorized for issuance, in the aggregate, under our 2002 Employee Stock Purchase Plan, as amended, and under our 2002 International Stock Purchase Plan, as amended. As amended in 2005, these plans contain evergreen features which provide that each year on November 1 (through November 1, 2014), the number of authorized shares (for both plans, on an aggregate basis) increases by the lesser of 400,000 shares or 1% of our shares of common stock outstanding. Also includes 149,196 shares authorized for issuance under our Irish Savings Related Share Option Scheme and 150,000 shares authorized for issuance under our AMO (Ireland) Share Participation Scheme. All of such shares have been registered with the SEC. Does not include an aggregate of 124,152 shares of restricted stock issued under our 2002 and 2005 Incentive Compensation Plans.

(3)          The VISX, Incorporated 2001 Nonstatutory Stock Option Plan, under which stock options remain outstanding, had not been approved by the stockholders of VISX prior to our acquisition of VISX, Incorporated in May 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

We entered into employment agreements with each of the named executive officers as well as Ms. Aimee Weisner, effective June 29, 2002. We subsequently entered into an employment agreement with Mr. Douglas Post, effective May 27, 2005. Each has a term of three years and may be automatically extended for successive one-year terms unless either party to the agreement elects in writing not to extend the term. The agreements set forth the general principles of the executives’ compensation and benefits arrangements. Mr. Mazzo’s agreement also provides for his service as a director of AMO.

Termination by Us Without Cause or by the Executive for Good Reason.   In the event that the executive is terminated by us other than for “cause,” or if the executive terminates his or her employment for “good reason,” the executive will receive severance pay that includes:

•       a prorated portion of the executive’s targeted annual bonus;

•       an amount representing the executive’s unused accrued vacation time (at his or her base salary rate) through the date of termination;

•       continued medical and other welfare plan coverage for the executive and his or her eligible dependents for twelve months;

•       a severance payment calculated by multiplying the executive’s annual compensation by two (three in the case of Mr. Mazzo). For the purposes of this severance payment calculation, the executive’s annual compensation is defined as the sum of (i) the higher of the executive’s then-current base salary or his or her highest annual salary within the five-year period ending at the time of his or her termination plus (ii) a management bonus increment, which is equal to the higher of 100% of his or her then-current annual target bonus rate or the average of the two highest of the last five bonuses paid by us to the executive.

The employment agreements define “cause” to include, among other things, the conviction of the executive of any felony, material misconduct, or refusal to comply with the written instructions of our board of directors. The employment agreements also define “good reason” to include any material change in the executive’s duties or the material reduction or adverse modification of the executive’s compensation.

Termination as a Result of Death or Disability.   In the event that the executive’s employment is terminated as a result of death or disability, the executive will receive severance pay that includes:

•       Executive’s base salary until, in the case of the executive’s death, the earlier of (i) twelve months after the date of the executive’s death and (ii) the last day of the term of the employment agreement and, in the case of the executive’s disability, the date the executive begins to receive benefits under the long term disability insurance, but in no event following twelve months after the date of termination;

•       a prorated portion of the executive’s targeted annual bonus;

•       an amount representing the executive’s unused accrued vacation time (at his or her base salary rate) through the date of termination;

•       continued medical and other welfare plan coverage for the executive (in the case of his disability) and the executive’s eligible dependents for twelve months.

Change in Control.   In the event the executive’s employment is terminated by us without cause, or by him or her for good reason, 120 days prior to or within two years after a change in control event occurs, the employment agreements provide that the executive will receive a severance payment equal to three times “annual compensation” using the same method of calculation described above. The agreements also provide that all of the executives’ stock options, incentive compensation awards and restricted stock that are outstanding at the time of the termination will immediately become fully exercisable, payable or free from restrictions, respectively. The applicable exercise period for any stock option or other award will continue for the length of the exercise period specified in the grant of the award as determined without regard to the executive’s termination of employment. The executive will also be allowed to continue to participate for three years following his or her termination in all of our employee benefit plans that were available to him or her before termination.

Restrictive Covenants.   The executives have agreed not to disclose our confidential information to any other person or entity for a period of five years or to solicit any of our employees for a period of two years following termination of employment.

Repatriation and Relocation Loan.   We agreed to repatriate Mr. Mazzo and his household from the United Kingdom, and this was completed in 2004. As part of Mr. Mazzo’s repatriation, we paid the travel and moving costs associated with moving his household to California, as well as temporary living expenses incurred while he establishes a permanent residence in California. To further assist in his repatriation, we agreed to pay Mr. Mazzo a tax-free allowance equal to one month’s salary and to provide him a five-year, interest-free relocation loan of up to $500,000. Such loan is evidenced by a promissory note dated July 3, 2002, which is secured by real property purchased by Mr. Mazzo. The principal amount of $500,000 is payable upon the earlier to occur of (a) 60 days following Mr. Mazzo’s termination of employment; (b) the date of the sale or other transfer of the property; or (c) July 3, 2007. We made this loan to Mr. Mazzo before adoption of the Sarbanes-Oxley Act of 2002. As of December 31, 2005, the full amount of this loan was outstanding.

Excise Tax Gross-Up.   In the event that any payment or benefits an executive receives pursuant to the employment agreements is deemed to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, he or she is entitled to an excise tax gross-up payment to the full extent of his or her corresponding excise tax liability.

Change in Control Agreements for Other Executives

We have entered into change in control agreements with all other executive officers who are not themselves party to an employment agreement. Such change in control agreements provide that, in the event the executive’s employment is terminated by us without cause, or by him or her for good reason, at the request of a third party who subsequently effectuates a change of control or otherwise occurred in connection with, or in anticipation of, a change of control that actually occurs, or within two years after a change in control event occurs, the executive will receive a severance payment equal to one- or two- times (depending on the executive’s salary grade level) his or her “annual compensation” using the same method of calculation described under “Employment Agreements — Change in Control” above. The change in control agreements also provide that all of the executive’s stock options, incentive compensation awards and restricted stock that are outstanding at the time of the termination will immediately become fully exercisable, payable or free from restrictions, respectively. The applicable exercise period for any stock option or other award will continue for the length of the exercise period specified in the grant of the award as determined without regard to the executive’s termination of employment. In addition, the agreements provide that in the event that any payment or benefits pursuant to the change in control agreements is deemed to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the executive is entitled to an excise tax gross-up payment to the full extent of his or her corresponding excise tax liability. The executive will also be allowed to continue to participate for one or two years (depending on the executive’s salary grade level) following his or her termination in all of our employee benefit plans that were available to him or her before termination. Additionally, the agreements provide that if the executive is a participant in a defined benefit plan or supplemental employee retirement plan maintained by us, the executive’s benefit under such plan shall be calculated as if the executive had worked for an additional year or two years. As of December 31, 2005 five senior vice presidents were party to change in control agreements providing a two-year multiple of salary and bonus (as calculated above) and two years of continued coverage of other benefits, while 10 vice presidents were party to change in control agreements providing a one-year multiple of salary and bonus (as calculated above) and one year of continued coverage of other benefits.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee (the “AFC”) of the board of directors of Advanced Medical Optics, Inc. issues the following report for inclusion in the company’s proxy statement in connection with the company’s annual meeting scheduled for May 25, 2006.

1.                 The AFC has reviewed and discussed the audited financial statements for the year ending December 31, 2005, with management of the company and with the company’s independent auditors, PricewaterhouseCoopers LLP.

2.                 The AFC has discussed those matters required by Statement on Auditing Standards No. 61 with PricewaterhouseCoopers LLP.

3.                 The AFC has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, confirming PricewaterhouseCoopers’ independence, and has discussed with the independent auditors the auditors’ independence from the company and its management (including whether the independent auditors’ provision of information technology services, if any, and other non-audit services to the company is compatible with the auditors’ independence).

4.                 After the discussions referenced in paragraphs 1 through 3 above, the AFC recommended to the board of directors that the audited financial statements for the fiscal year ending December 31, 2005 be included or incorporated by reference in the Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

Audit and Finance Committee
James O. Rollans, Chairman
William R. Grant
William J. Link, Ph.D.
Deborah J. Neff

ADDITIONAL INFORMATION

Other Business

We do not expect any business to come up for stockholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the proxy holders to vote as they deem appropriate. The company’s Bylaws contain provisions regarding matters which may properly be brought before the stockholders at an annual meeting. The most recently revised Bylaws were filed as Exhibit 3.2 to the company’s Form 10 filed with the Securities and Exchange Commission.

Stockholder Proposals for Next Year

In order to be eligible for inclusion in the company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal (including the submission of nominees for directors) must be received by the company to the attention of the Secretary at its principal executive offices not later than the close of business on December 26, 2006. Stockholder proposals and nominations received by the company between January 26, 2007 and February 25, 2007 may also be considered at next year’s annual meeting of stockholders but may not be included in the proxy materials for next year’s annual meeting of stockholders.

How We Solicit Proxies

Advanced Medical Optics pays the costs of soliciting proxies. In addition to this mailing, the company may solicit proxies personally, electronically or by telephone. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

People Needing Special Assistance

If you plan to attend the annual meeting, we can provide reasonable assistance to help you participate in the meeting if you let us know in advance. Please call or write our Investor Relations department at least two weeks before the meeting at the number or address under “Questions?” below.

Annual Report

The summary Annual Report to Stockholders for the year ended December 31, 2005 accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material.

Questions?

If you have questions or need more information about the annual meeting, write to the

Investor Relations Department
Advanced Medical Optics, Inc.
1700 E. St. Andrew Place
Santa Ana, California 92705

or call us at (714) 247-8200.

For additional information about the company, we invite you to visit Advanced Medical Optics, Inc.’s Internet site at www.amo-inc.com. Internet site materials are for your general information and are not part of this proxy solicitation. According to rules of the Securities and Exchange Commission (“SEC”), the information presented in this proxy statement under the captions “Report of the Organization, Compensation and Corporate Governance Committee,” “Report of the Audit and Finance Committee” and “Comparison of Cumulative Total Return” shall not be deemed to be “soliciting material” or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the company under the aforementioned Acts shall be interpreted as incorporating by reference the information presented under the specified captions.

YOUR VOTE IS VERY IMPORTANT! Please vote by calling the toll-free number set forth on your proxy card or by signing and promptly returning your proxy card in the enclosed envelope.

PROXY
ADVANCED MEDICAL OPTICS, INC.

Annual Meeting, May 25, 2006

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing and returning this proxy, you appoint Aimee S. Weisner and Diane W. Biagianti, and each of them, with full power of substitution, to vote these shares at the Annual Meeting of Stockholders to be held on May 25, 2006 at 10:00 a.m. local time (or any adjournments or postponements thereof), at Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, CA 92705.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION, YOU MAY SIMPLY SIGN AND DATE THE OTHER SIDE; NO BOXES NEED TO BE CHECKED. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Bring this admission ticket with you to the meeting on May 25, 2006. Do not mail.

This admission ticket admits you to the meeting. You will not be let into the meeting without an admission ticket or other proof of stock ownership as of March 31, 2006, the record date.

ADMISSION TICKET

ADVANCED MEDICAL OPTICS, INC.

Annual Meeting of Stockholders

May 25, 2006
10:00 A.M.

1700 E. St. Andrew Place
Santa Ana, CA 92705

NON-TRANSFERABLE	NON-TRANSFERABLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS					Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

1. ELECTION OF THREE DIRECTORS Nominees: 01 W. Link	FOR	WITHHELD FOR ALL		2. TO APPROVE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR	AGAINST	ABSTAIN
02 M. Mussallem 03 D. Neff To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.				IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

I/we plan to attend the meeting. (Please detach admittance card below and bring to the meeting.)

PLEASE SIGN, DATE AND RETURN THIS DIRECTION CARD IN THE ENVELOPE PROVIDED.

	Signature		Signature (Joint Owners)	Title	Date

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If  signing for a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please indicate any change of address. The  signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Advanced Medical Optics, Inc. and any adjournments, postponements, continuations or reschedulings thereof.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

	Internet	OR	Telephone	OR	Mail
	http://www.proxyvoting.com/eye		1-866-540-5760
	Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

DIRECTION CARD
TO: JPMORGAN CHASE BANK, N.A., TRUSTEE
ADVANCED MEDICAL OPTICS, INC. 401(K) PLAN

You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card,  the number of shares of Advanced Medical Optics, Inc. Common Stock held for my account in the Advanced Medical Optics, Inc. 401(k) Plan (the “Plan”) at the Annual Meeting of Stockholders of Advanced Medical Optics, Inc. to be held on May 25, 2006, or any adjournment thereof, as marked on the reverse side of this card.

Unless JPMorgan Chase Bank, N.A., as Trustee for the Plan, receives my vote by May 22, 2006, it will vote  the shares allocated to my Plan account as directed by the Advanced Medical Optics, Inc. Corporate Benefits Committee.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Bring this admission ticket with you to the meeting on May 25, 2006. Do not mail.

This admission ticket admits you to the meeting. You will not be let into the meeting without an admission ticket or other proof of stock ownership as of March 31, 2006, the record date.

ADMISSION TICKET

ADVANCED MEDICAL OPTICS, INC.

Annual Meeting of Stockholders

May 25, 2006
10:00 A.M.

1700 E. St. Andrew Place
Santa Ana, CA 92705

NON-TRANSFERABLE	NON-TRANSFERABLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS					Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

1. ELECTION OF THREE DIRECTORS Nominees: 01 W. Link 02 M. Mussallem 03 D. Neff	FOR	WITHHELD FOR ALL		2. TO APPROVE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR	AGAINST	ABSTAIN
To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.				IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF.

I/we plan to attend the meeting. (Please detach admittance card below and bring to the meeting.)

PLEASE SIGN, DATE AND RETURN THIS DIRECTION CARD IN THE ENVELOPE PROVIDED.

Signature	Signature (Joint Owners)		Title			Date

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If signing for a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please indicate any change of address. The  signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Advanced Medical Optics, Inc. and any adjournments, postponements, continuations or reschedulings thereof.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 22, 2006.

Your Internet or telephone vote authorizes the trustee to vote your shares in the same manner as if you marked, signed and returned your direction card.

Internet		OR	Telephone	OR	Mail
http://www.proxyvoting.com/eye-401k			1-866-540-5760
Use the internet to vote your shares. Have your direction card in hand when you access the web site.			Use any touch-tone telephone to vote your shares. Have your direction card in hand when you call.		Mark, sign and date your direction card and return it in the enclosed postage-paid envelope.

If you vote your shares by Internet or by telephone, you do NOT need to mail back your direction card.

DIRECTION CARD
TO: JPMORGAN CHASE BANK, N.A., TRUSTEE
ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN (“SIP”) AND
EMPLOYEE STOCK OWNERSHIP PLAN (“ESOP”)

You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Advanced Medical Optics, Inc. Common Stock held for my account in the Allergan SIP and/or the Allergan ESOP at the Annual Meeting of Stockholders of Advanced Medical Optics, Inc. to be held on May 25, 2006, or any adjournment thereof, as marked on the reverse side of this card.

Unless JPMorgan Chase Bank, N.A., as Trustee for such plans, receives my vote by May 22, 2006, it will vote the shares allocated to my SIP and/or ESOP account(s) as directed by the fiduciary for such Allergan plans.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Bring this admission ticket with you to the meeting on May 25, 2006. Do not mail.

This admission ticket admits you to the meeting. You will not be let into the meeting without an admission ticket or other proof of stock ownership as of March 31, 2006, the record date.

ADMISSION TICKET

ADVANCED MEDICAL OPTICS, INC.

Annual Meeting of Stockholders

May 25, 2006
10:00 A.M.

1700 E. St. Andrew Place
Santa Ana, CA 92705

NON-TRANSFERABLE	NON-TRANSFERABLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS					Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

1. ELECTION OF THREE DIRECTORS Nominees: 01 W. Link 02 M. Mussallem 03 D. Neff	FOR	WITHHELD FOR ALL		2. TO APPROVE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR	AGAINST	ABSTAIN
To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.				IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF.

I/we plan to attend the meeting. (Please detach admittance card below and bring to the meeting.)

PLEASE SIGN, DATE AND RETURN THIS DIRECTION CARD IN THE ENVELOPE PROVIDED.

Signature	Signature (Joint Owners)		Title			Date

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If signing for a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please indicate any change of address. The  signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Advanced Medical Optics, Inc. and any adjournments, postponements, continuations or reschedulings thereof.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 22, 2006.

Your Internet or telephone vote authorizes the trustee to vote your shares in the same manner as if you marked, signed and returned your direction card.

Internet		OR	Telephone	OR	Mail
http://www.proxyvoting.com/eye-esop			1-866-540-5760
Use the internet to vote your shares. Have your direction card in hand when you access the web site.			Use any touch-tone telephone to vote your shares. Have your direction card in hand when you call.		Mark, sign and date your direction card and return it in the enclosed postage-paid envelope.

If you vote your shares by Internet or by telephone, you do NOT need to mail back your direction card.